Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports dated April 21, 2016 with respect to the financial statements of Western Asset SMASh Series TF Fund, each a series of the Legg Mason Partners Institutional Trust, as of February 29, 2016, incorporated herein by references and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

June 17, 2016